Exhibit_10.5

SOTHEBY’S

RESTRICTED STOCK UNIT PLAN

(As Amended and Restated Effective As Of February 1, 2009)

SOTHEBY’S RESTRICTED STOCK UNIT PLAN

(As Amended and Restated Effective As Of February 1, 2009)

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7.2	Plan Provisions Control Terms	10
7.3	Time Vesting	10
7.4	Acceleration of Vesting	11
7.5	Taxes and Withholding	11
7.6	Surrender of Restricted Stock and Restricted Stock Units	12
7.7	Incorporation by Reference of Articles of Incorporation	12

ARTICLE 8	AMENDMENT AND TERMINATION OF THE PLAN; REORGANIZATIONS AND RECAPITALIZATIONS OF THE CORPORATION	12

8.1	Amendment of the Plan	12
8.2	Termination of the Plan	12
8.3	Reorganizations and Recapitalizations of the Corporation	12

ARTICLE 9	COMPLIANCE WITH OTHER LAWS AND REGULATIONS	13

9.1	Registration or Qualification of Securities	13
9.2	Representation	14

ARTICLE 10	RESTRICTIONS ON TRANSFER	14

ARTICLE 11	GENERAL PROVISIONS	14

11.1	No Right to Continued Employment	14
11.2	Beneficiaries or Representatives of a Participant	15
11.3	Elimination of Fractional Shares	15
11.4	Inspection of Records	15
11.5	Word Meanings	15
11.6	Section Titles	15
11.7	Severability	15
11.8	Compliance with Section 16(b) of the Securities Exchange Act	15
11.9	Compliance with Code Section 162(m)	16
11.10	Strict Construction	16
11.11	Choice of Law	16

ARTICLE 12	FRENCH SUB PLAN; FOR INDIVIDUALS WHO ARE FRENCH RESIDENT TAXPAYERS AND/OR SUBJECT TO THE FRENCH SOCIAL SECURITY SCHEME IN FRANCE	16

12.1	Definitions	16
12.2	Eligibility	17
12.3	Limitation on Grants under the French Sub-Plan	17

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12.4	Vesting Periods	17
12.5	Holding Periods	17
12.6	Restrictions on Sale-Black Out Periods	17
12.7	Restrictions on Transfer	18
12.8	Other Compliance with French Law	18

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SOTHEBY’S RESTRICTED STOCK UNIT PLAN

(As Amended and Restated Effective As Of February 1, 2009)

Article 1
Background, Amendment, Purpose and Term

          1.1 Establishment of Original Plan and Amendment and Restatement of Plan. The Sotheby’s Holdings, Inc. 2003 Restricted Stock Plan (the “Plan”) was originally established effective May 1, 2003. The Plan was amended and restated in 2006 in connection with the 2005 recapitalization of Sotheby’s Holdings, Inc. and its subsequent reincorporation in the State of Delaware. The Plan was then adopted by Sotheby’s, a Delaware corporation, as the successor to Sotheby’s Holdings Inc.

          1.2 Addition of Restricted Stock Units. The Plan is hereby amended and restated effective as of February 1, 2009 to add Restricted Stock Units as compensatory awards to Employees under the Plan. The award of Restricted Stock Units in lieu of Restricted Stock offers certain tax advantages and flexibility to Participants. The Corporation contemplates that all awards granted under the Plan on or after February 1, 2009 will be in the form of Restricted Stock Units rather than Restricted Stock. Notwithstanding the preceding sentence, the Corporation retains the authority to make Restricted Stock Awards in its discretion. In addition, all Restricted Stock Awards made prior to February 1, 2009 will continue to retain their character as Restricted Stock and continue to be subject to Plan provisions and tax-treatment applicable to Awards of Restricted Stock.

          1.3 Purpose of Plan. The purpose of the Plan is to promote the interests of the Corporation and its shareholders by providing certain Employees of the Corporation with additional incentives to continue and increase their efforts with respect to achieving success in the business of the Corporation and its Subsidiaries and attracting and retaining the best available personnel to participate in the ongoing business operations of the Corporation and its Subsidiaries.

          1.4 Adoption and Term. The Plan has been approved by the Board of Directors of the Corporation. The Plan will remain in effect until terminated or abandoned by action of the Board of Directors.

Article 2
Definitions

          In the Plan, whenever the context so indicates, the singular or plural number, and the masculine, feminine or neuter gender shall each be deemed to include the other, the terms “he,” “his,” and “him” shall refer to a Participant, and the capitalized terms shall have the following meanings:

          2.1 “Articles of Incorporation” means the Articles of Incorporation of the Corporation, or other similar document of any successor to the Corporation, as the same may be amended from time to time.

          2.2 “Award” means individually or collectively, a grant of Restricted Stock or Restricted Stock Units under this Plan.

          2.3 “Award Agreement” means an agreement entered into by each Participant and the Corporation, setting forth the terms and provisions applicable to Awards granted to Participants under the Plan.

          2.4 “Beneficiary” means (i) an individual, trust, or estate, who or which, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of a Participant under the Plan upon the Participant’s death; or (ii) an individual who, as a result of designation by a Participant, succeeds to the rights and obligations of such Participant under the Plan and the Award Agreement upon such Participant’s death.

          2.5 “Board of Directors” means the Board of Directors of the Corporation.

          2.6 “Business Day” means any Day on which the New York Stock Exchange s open for trading.

          2.7 “Change in Control” means the date upon which: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), shall become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Common Stock of the Corporation enabling such Person to elect a majority of the members of the Board of Directors of the Corporation; or (ii) the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board.

          2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

          2.9 “Common Stock” means Corporation, par value $0.01 per share.

          2.10 “Compensation Committee” or “Committee” means the Compensation Committee established by the Board of Directors, or such other committee as the Board may establish and assign the responsibility of administering this Plan.

          2.11 “Confidential Information” means, with respect to the Corporation and its Subsidiaries, any confidential information regarding the financial situation and particular needs of the Corporation and its Subsidiaries as well as of, or relating to, their customers and clients (including, without limitation, consignors, buyers and principals), the identity of such Persons, client lists, documents and information regarding the Corporation’s and any Subsidiary’s sales data, marketing, operational and appraisal techniques, contracts, pricing, costs and profits, and any other information maintained as proprietary or as trade secrets or as confidential.

          2.12 “Corporation” means Sotheby’s, a Delaware corporation, and any successor in interest to the business of the Corporation that has, by agreement, adopted the Plan.

          2.13 “Date of Grant”, with respect to an Award, means the date on which the Compensation Committee grants such Award pursuant to the Plan.

          2.14 “Day” means each calendar day, including Saturdays, Sundays, and legal holidays; provided, however, that if the Day on which a period of time for consent or approval or other action ends is not a Business Day, such period shall end on the next Business Day.

          2.15 “Disability” or “Disabled” means, with respect to an Employee, a physical or mental condition resulting from any medically determinable physical or mental impairment that renders such Employee incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than three hundred sixty-five (365) Days. The Disability of an Employee and the date upon which an Employee ceases to be employed by reason of Disability shall be determined by the Compensation Committee in accordance with uniform principles consistently applied, upon the basis of such evidence as the Compensation Committee deems necessary and desirable, and its good faith determination shall be conclusive for all purposes of this Plan and the relevant Award Agreement.

          2.16 “Employee” means an individual who is and continues to be employed (within the meaning of section 3401 of the Code and the regulations promulgated thereunder) by the Corporation or a Subsidiary (while a corporation continues to be a Subsidiary) including officers (whether or not they may also be directors) of the Corporation or a Subsidiary. An Employee shall cease to be an Employee upon the voluntary or involuntary termination of his employment with the Corporation or a Subsidiary for any reason, including death, Disability, Retirement, or with or without cause. Whether an authorized leave of absence, or an absence due to military or government service, Disability, or any other reason, constitutes a cessation of employment shall be determined by the Compensation Committee, in its sole discretion.

          2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          2.18 “Fair Market Value” means the value of each share of Restricted Stock, determined for a particular date as follows:

          (a) if the Common Stock is listed or admitted for trading on any United States national securities exchange, the value of each share of Restricted Stock shall be the closing price per share of Common Stock on such exchange (or, if listed on more than one United States exchange, the principal said exchange) on the relevant Valuation Date hereunder;

          (b) if paragraph (a) is not applicable, the value of each share of Restricted Stock shall be the fair market value as determined by the Committee, in good faith and in accordance with uniform principles consistently applied, on the last day of the relevant Fiscal Year immediately preceding the relevant date hereunder, or such other date as the Committee shall select.

          (c) for purposes of determining taxation of the Restricted Stock issued to U.K. employees, the definition of Fair Market Value may be adjusted as required by the Shares Valuation Division of the U.K. Inland Revenue.

          The Fair Market Value of a Restricted Stock Unit means the Fair Market Value (as defined in (a), (b) or (c) above) of the underlying shares of Common Stock subject to the Restricted Stock Unit.

          2.19 “Fiscal Year” means the fiscal year of the Corporation.

          2.20 “Fractional Share” means a portion of, or less than the whole of, a share of Common Stock.

          2.21 “Participant” means an Employee who has an outstanding Award granted under this Plan.

          2.22 “Period of Restriction” means the period during which the transfer of shares of Common Stock subject to a Restricted Stock Award or a Restricted Stock Unit Award is subject to a substantial risk of forfeiture or limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Compensation Committee, in its discretion) as provided in Section 6.2 or 7.3.

          2.23 “Person” or “Persons” means an individual, a partnership (general or limited), corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.

          2.24 “Plan” means the Sotheby’s Restricted Stock Unit Plan as amended and restated effective as of February 1, 2009, as such plan may be amended from time to time.

          2.25 “Reporting Person” means any and all Employees subject to Section 16 of the Exchange Act.

          2.26 “Restricted Stock, Restricted Stock Entitlements and Restricted Stock Units”

(a) “Restricted Stock” means those shares of Common Stock made the subject of any Restricted Stock Award granted pursuant to the Plan.

          (b) “Restricted Stock Entitlements” means an award of Restricted Stock Entitlements rather than Restricted Stock granted to certain non-U.S. employees prior to February 1, 2009 for tax reasons pursuant to Section 6.5. Effective for awards granted on or after February 1, 2009, Restricted Stock Entitlements are referred to as Restricted Stock Unit Awards.

          (c) “Restricted Stock Unit” means an Award of a hypothetical share of Common Stock granted to a Participant pursuant to Article 6. The Restricted Stock Unit Award represents the right to receive a payment upon vesting or other lapse of restrictions of the numbers of shares of Common Stock covered by the Award. The value of each Restricted Stock Unit is equal to the value of one share of Common Stock on the relevant Valuation Date. Restricted Stock Units are settled only in shares of Common Stock and not in cash.

          2.27 “Retirement” means the termination of employment by an Employee after the attainment of the age of sixty-five (65) years or upon such earlier date as required by local law or as otherwise determined or approved by the Compensation Committee.

          2.28 “Section 162(m) Subcommittee” shall be a Subcommittee of the Compensation Committee comprised solely of two or more members of the Board, as determined by the Board from time to time, each of whom shall be (i) a “non-employee director” as that term is defined and interpreted pursuant to Rule 16b-3 promulgated under Section 16 of the Exchange Act and (ii) an “outside director” as that term is defined and interpreted pursuant to section 162(m) of the Code and the regulations thereunder. The purpose of the Section 162(m) Subcommittee is to approve Restricted Stock Awards to “covered employees” (as defined in Code Section 162(m)) so that the Restricted Stock can qualify as performanced-based compensation under Code Section 162(m).

          2.29 “Securities Act” means the Securities Act of 1933, as amended.

          2.30 “Subsidiary” means any corporation at least 50% of the total combined voting power of which is owned by the Corporation or another Subsidiary.

          2.31 “Transfer” means any assignment, sale, transfer, conveyance, mortgage or other encumbrance, pledge, or other disposition or act of alienation, whether voluntary or involuntary, or by operation of law.

          2.32 “Valuation Date” means, with respect to an Award of Restricted Stock or Restricted Stock Units, the Business Day immediately preceding either (a) the Date of Grant of such Award, (b) the vesting date or (c) other event applicable to such Award. Whenever reference is made to a Valuation Date, it shall mean, with respect to the Common Stock, the value at the close of trading on such Valuation Date, and with respect to any other item, midnight in New York City, New York at the end of such Valuation Date.

Article 3
Administration

          3.1 Administration. The Plan shall be administered by the Committee in accordance with this Article 3. Subject to the terms and conditions of the Plan, the Committee or the Section 162(m) Subcommittee as applicable shall have the sole discretionary authority:

(a)	to authorize the granting of Restricted Stock and Restricted Stock Unit Awards;

(b)

to select any Reporting Persons who are to be granted Restricted Stock or Restricted Stock Units under the Plan and to determine, subject to the limitations provided in Section 6.1 hereof, the number of shares of Restricted Stock to be granted to each Reporting Person;

(c)	to construe and interpret the Plan;

(d)	to establish and modify administrative rules for the Plan;

(e)	to impose such conditions and restrictions with respect to the Restricted Stock and Restricted Stock Unit Awards, not inconsistent with the terms of the Plan, as it determines appropriate;

(f)	to execute or cause to be executed Award Agreements; and

(g)

generally, to exercise such power and perform such other acts in connection with the Plan and the Awards and to make all determinations under the Plan as it may deem necessary or advisable or as required, provided or contemplated hereunder.

          Action taken or not taken by the Compensation Committee on one or more occasions shall be without obligation to take or not take such action on any other occasion(s).

          The Committee may delegate to one or more Persons any of its powers, other than its power to authorize the granting of Awards, hereinbefore or hereinafter provided or conferred, or designate one or more Persons to do or perform those matters to be done or performed by the Compensation Committee, including administration of the Plan. Notwithstanding the foregoing, the Committee may not delegate a power if the delegation of such power would cause the Plan to fail to satisfy the plan administration requirements set forth in Rule 16b-3(c) promulgated under the Exchange Act or section 162(m) of the Code and the regulations promulgated thereunder. Any Person or Persons delegated or designated by the Committee shall be subject to the same obligations and requirements imposed on the Committee and its members under the Plan.

          3.2 Expenses of Administration. The Corporation shall pay all costs and expenses of administering the Plan.

          3.3 Indemnification. The Committee, members of the Committee, and each Person or Persons designated or delegated by the Committee, and the shareholders, directors and officers of the Corporation, shall be entitled to indemnification and reimbursement from the Corporation for any action or any failure to act in connection with services performed by or on behalf of the Committee for the benefit of the Corporation to the fullest extent provided or permitted by the Corporation’s Articles of Incorporation and by any insurance policy or other agreement intended for the benefit of the Committee as a committee of the Board of Directors or otherwise, or by any applicable law.

Article 4
Shares of Common Stock Subject to the Plan

          4.1 Shares Subject to the Plan. The shares of stock to be made the subject of Restricted Stock and Restricted Stock Unit Awards granted under the Plan shall be shares of the Corporation’s authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 8.3 hereof, the aggregate number of shares of Common Stock that may be issued by the Corporation under the Plan is 6,500,000 shares of Common Stock. The number of shares of Restricted Stock to be granted at any time, including the number of shares of Common Stock underlying Restricted Stock Units, shall not exceed the relevant number of shares of Common Stock remaining available for issuance under the Plan.

          4.2 Restricted Stock and Restricted Stock Units Subject to Forfeited or Terminated Awards or Withholding Tax. In the event that any Restricted Stock, including shares of Common Stock underlying Restricted Stock Unit Awards, with respect to an outstanding Award is forfeited, surrendered, expires or is terminated for any reason before the Period of Restriction has been satisfied, all shares allocable to the forfeited or terminated portion of such Award shall again be available for Awards subsequently granted under the Plan. If a Participant elects or is deemed to have elected to have shares of stock withheld in satisfaction of tax withholding obligations prior to April 29, 2013, the withheld shares of stock shall, for purposes of this Section 4.2, be considered to have been surrendered and shall therefore be available for Awards subsequently granted under the Plan. Shares of stock withheld in satisfaction of tax withholding obligations on or after April 29, 2013 shall not be available for Awards subsequently granted under the Plan unless the surrender and reissuance of these shares is approved by shareholders, if such approval is then deemed necessary to comply with applicable rules or regulations.

Article 5
Participation

          Plan Participants shall be such Employees as the Compensation Committee may select (who may include officers). In making such selections, the Committee may take into account the nature of the services rendered by such Employees, their present and potential contributions to the Corporation’s success, and such other factors as the Committee in its discretion shall deem relevant.

Article 6
Restricted Stock and Restricted Stock Units

          6.1 Grant of Restricted Stock and Restricted Stock Units. The Compensation Committee may cause the Corporation to issue shares of Restricted Stock and to award Restricted Stock Units under the Plan, subject to such restrictions, conditions and other terms as the Compensation Committee may determine in addition to those set forth herein. The maximum aggregate number of shares which may be granted pursuant to Awards to any one Employee during a 36-consecutive month period shall be limited to 1 million shares. For purposes of calculating the maximum number of shares of stock granted during a 36-consecutive month period to an Employee who is subject to Code Section 162(m), any shares that are granted and subsequently cancelled or surrendered during such 36-month period, including shares surrendered or cancelled for tax withholding purposes, shall continue to be counted against the maximum number of shares which may be granted to such Employee pursuant to the Plan during such period. Notwithstanding the foregoing, to the extent an adjustment is made to the Common Stock to reflect a change in the corporate capitalization of the Corporation, the additional shares of Restricted Stock or the additional number of Restricted Stock Units, if any, shall not be counted against the maximum number of shares which may be granted to the Participant.

          6.2 Establishment of Performance Criteria and Restrictions. Restricted Stock and Restricted Stock Unit Awards will be subject to time vesting under Section 7.3. The Compensation Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than time vesting, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Award. Corporate or individual performance criteria include, but are not limited to, designated levels or changes in total shareholder return, net income, return on equity, return on assets, EBIDTA, or such other financial measures or performance criteria as the Committee may select. Such restrictions shall be set forth in the Participant’s Award Agreement. Each Award may be subject to a different Period of Restriction as specified in the Award Agreement. Subject to Section 7.4 and except with respect to grants of Restricted Stock or Restricted Stock Units intended to qualify as performance based compensation for purposes of Section 162(m) of the Code, the Compensation Committee may, in its sole discretion, shorten or terminate the Period of Restriction or waive any other restrictions applicable to all or a portion of such Award.

          6.3 Transfer of Shares. The Corporation will establish procedures regarding the delivery of share certificates or the transfer of shares in book entry form. None of the Restricted Stock or the Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date on which the Restricted Stock or Restricted Stock Unit vests in accordance with Sections 6.2 and 7.3.

          6.4 Voting and Dividend Rights.

          (a) Restricted Stock Awards. Except as otherwise determined by the Committee either at the time Restricted Stock is awarded or at any time thereafter prior to the lapse of the restrictions, holders of Restricted Stock shall have the right to vote such shares and the right to receive any dividends with respect to such shares, whether or not the shares of Restricted Stock are vested. All distributions, if any, received by an Employee with respect to Restricted Stock Units as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan.

          (b) Restricted Stock Unit Awards. Except as otherwise determined by the Compensation Committee or permitted by applicable law, holders of Restricted Stock Units shall not have the right to vote the underlying shares of stock subject to a Restricted Stock Unit Award until the Period of Restriction has lapsed and the shares have been delivered to the Participant as provided in Section 6.3. Participants will have the right to receive dividend equivalents with respect to the equivalent number of Restricted Stock Units. Such dividend equivalents shall be taxed to the Participant in accordance with applicable law. All distributions, if any, received by an Employee with respect to Restricted Stock Units as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan.

          6.5 Restricted Stock Entitlements Awarded Prior to February 1, 2009. Prior to February 1, 2009, the Compensation Committee caused the Corporation to award Restricted Stock Entitlements in lieu of Restricted Stock to certain non-U.S. employees where the grant of Restricted Stock would have resulted in adverse tax consequences to such non-U.S. employees. Restricted Stock Entitlements entitle holders to call, without payment, for the relevant number of shares of Common Stock at the applicable vesting date. Non-U.S. employees who are awarded Restricted Stock Entitlements are deemed to have called for these shares of Common Stock that vest on the applicable vesting date determined under Section 7.3 and as set forth in such Participant’s Restricted Stock Entitlement Agreement. Restricted Stock Entitlements shall be subject to all of the same terms and conditions of the Plan as Restricted Stock; provided, however, that (a) holders of Restricted Stock Entitlements have no voting rights; and (b) holders of Restricted Stock Entitlements have the right to receive dividend equivalents rather than actual dividends with respect to unvested Restricted Stock Entitlements. Accordingly, all references in this Plan to Restricted Stock also include Restricted Stock Entitlements, if applicable, with the exceptions noted above. Once the applicable vesting date has occurred and any other restriction has lapsed, the Restricted Stock Entitlement is exchanged for an equivalent number of shares of Common Stock. Restricted Stock Unit Awards, rather than Restricted Stock Entitlements, will be awarded to all non-U.S. employees on or after February 1,2009.

Article 7
Terms and Conditions of Restricted Stock
And Restricted Stock Units

          7.1 Award Agreements. The terms of the Restricted Stock or Restricted Stock Units granted under the Plan shall be as set forth in a written Award Agreement in such form as the Committee shall from time to time determine. Each Award Agreement shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee may deem appropriate. No Person shall have any rights under the Plan unless and until the Corporation and the Participant have executed an Award Agreement setting forth the grant and the terms and conditions of the Award.

          7.2 Plan Provisions Control Terms. The terms of the Plan shall govern all Restricted Stock and Restricted Stock Unit Awards granted under the Plan. In the event that any provision of an Award Agreement shall conflict with any term in the Plan as constituted on the Date of Grant, the term in the Plan shall control.

          7.3 Time Vesting. Except in the case of the death, Disability, or Retirement of a Participant, and subject to the provisions of Sections 6.2 and 7.4 hereof, the Restricted Stock or Restricted Stock Unit granted under the Plan will vest in accordance with the following schedule:

Completed Years of Employment From Date of Grant	Cumulative Vesting Percentage

1	25%
2	50%
3	75%
4 or more	100%

          In the event a Participant terminates employment prior to 100% vesting, any shares of Restricted Stock or Restricted Stock Units which are not vested shall be forfeited immediately and permanently. However, a Participant shall be 100% vested in the event he terminates employment by reason of death, Disability, or Retirement. A Participant shall also be 100% vested on the date of a Change of Control. Notwithstanding the foregoing, for grants of Restricted Stock or Restricted Stock Units with performance-based restrictions, the Compensation Committee, in its sole discretion will determine the extent to which a Participant is entitled to vesting in the event of his death, Disability, Retirement or a Change of Control. Subject to Section 7.4, the Compensation Committee may approve Restricted Stock and Restricted Stock Unit Awards that provide alternate vesting schedules.

          For purposes of this Section 7.3, account shall be taken of any adjustments made to the shares of stock or number of Restricted Stock Units subject to Awards as described in Section 8.3 hereof after the Date of Grant, such that the number of shares of Restricted Stock or the number of Restricted Stock Units with respect to which a Participant is vested shall be redetermined at the time of an adjustment.

          7.4 Acceleration of Vesting. Notwithstanding anything to the contrary in the Plan, including Sections 6.2 and 7.3, the Compensation Committee, in its discretion, may accelerate, in whole or in part, the vesting schedule applicable to a grant of Restricted Stock or Restricted Stock Units; provided, however that no acceleration will result in vesting over a period of less than three (3) years unless such acceleration is on account of the Participant’s death, Disability, Retirement, termination of employment or a Change of Control.

          7.5 Taxes and Withholding. When a Participant incurs tax liability in connection with the lapse of a restriction which tax liability is subject to tax withholding under applicable tax laws, and the Participant is obligated to pay an amount required to be withheld under applicable tax laws, the withholding tax obligation will be satisfied by withholding from shares to be issued upon lapse of such restriction that number of shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld (but in no event any more than the minimum amount required to be withheld). To accomplish this withholding requirement, the Corporation shall sell the number of shares of Common Stock sufficient to cover the full tax liability, and to the extent any excess amount remains after satisfying the tax liability, such amount shall be refunded to the Participant. The Corporation will establish the procedures for selling shares needed to satisfy the tax withholding liability, which procedures may include selling shares on the open market or the Corporation’s purchase of such shares or such other procedures as the Corporation deems desirable. The Participant also has the option to make payment in cash in lieu of the share withholding described above pursuant to procedures established by the Corporation. The amount of any such withholding shall be determined by the Corporation.

          7.6 Surrender of Restricted Stock and Restricted Stock Units. Any Restricted Stock or Restricted Stock Units granted under the Plan may be surrendered to the Corporation for cancellation on such terms as the Committee and the Participant agree.

          7.7 Incorporation by Reference of Articles of Incorporation. The relevant provisions of the Articles of Incorporation are hereby incorporated by reference.

Article 8
Amendment and Termination of the Plan; Reorganizations and
Recapitalizations of the Corporation

          8.1 Amendment of the Plan. The Compensation Committee may from time to time suspend or discontinue the Plan or revise or amend the Plan in any respect whatsoever; provided, however, that to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act and with section 162(m) of the Code (or any other applicable law or regulation, including the requirements of any stock exchange on which the Common Stock is listed or quoted), shareholder approval of any plan amendment shall be obtained in such a manner and to such a degree as is required by the applicable law or regulation. In the event of a revision or amendment to the Plan, all outstanding Restricted Stock and Restricted Stock Units shall be adjusted to be consistent with the terms and provisions of the Plan, as revised or amended, and in such manner as the Compensation Committee may deem equitable or as may be required pursuant to applicable law; provided, however, that except with the written consent of a Participant or as otherwise specifically provided herein with respect to a replacement plan, no amendment, suspension, termination or modification of the Plan shall alter or impair the rights of a Participant under any Award previously granted under the Plan.

          8.2 Termination of the Plan. The Compensation Committee, with the approval or at the direction of the Board of Directors, and the Board of Directors shall have the right and power to terminate the Plan at any time, and no Restricted Stock or Restricted Stock Units shall be granted under the Plan after the termination of the Plan. The termination of the Plan shall not have any other effect, and any outstanding Restricted Stock or Restricted Stock Units shall be subject to the same terms and conditions as provided in Article 7 hereof, that would have applied to such Restricted Stock or Restricted Stock Units if the Plan had not been terminated.

          8.3 Reorganizations and Recapitalizations of the Corporation.

          (a) The existence of this Plan and Restricted Stock or Restricted Stock Units granted hereunder shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the shares or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          (b) Except as hereinafter provided, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to Restricted Stock or Restricted Stock Units granted hereunder.

          (c) The shares with respect to which Restricted Stock or Restricted Stock Units may be granted hereunder are shares of Common Stock of the Corporation as presently constituted, but if, and whenever, prior to the vesting of the Restricted Stock or Restricted Stock Units and the delivery by the Corporation of the Common Stock, the Corporation shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of outstanding shares of Common Stock, without receiving compensation therefore in money, services or property, the number of shares subject to the Plan shall be proportionately adjusted, and the number of shares of Restricted Stock or the number of Restricted Stock Units granted, as well as the number of shares of Common Stock available for future Restricted Stock or Restricted Stock Unit Awards, shall be adjusted as follows:

(i)	in the event of an increase in the number of outstanding shares, be proportionately increased; and

(ii)	in the event of a reduction in the number of outstanding shares, be proportionately reduced.

          (d) To the extent that any adjustment described in this Section 8.3 relates to securities of the Corporation, such adjustments shall be made by the Committee, whose determination shall be conclusive and binding on all persons, subject to obtaining the agreement of the Corporation’s auditors to such adjustments.

Article 9
Compliance With Other Laws and Regulations

          9.1 Registration or Qualification of Securities. The Plan and the grant of Restricted Stock or Restricted Stock Units under the Plan shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. Each share of Restricted Stock and each Restricted Stock Unit shall be subject to the requirement that if at any time the

Compensation Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby under any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Restricted Stock or Restricted Stock Units, the Restricted Stock or Restricted Stock Units shall comply with any registration, qualification, consent or approval requirements as imposed by the Compensation Committee.

          9.2 Representation. The Compensation Committee may require that any Person who is granted Restricted Stock or Restricted Stock Units under the Plan represent and agree in writing that if the shares of Common Stock made subject to the Restricted Stock or Restricted Stock Units are issuable under an exemption from registration requirements, the shares will be “restricted” securities which may be resold only in compliance with the applicable securities laws, and that such Person is acquiring the shares issued for investment purposes and not with a view toward distribution.

Article 10
Restrictions on Transfer

          A Participant’s rights and interests under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise his rights under the Plan. No purported assignment, pledge or transfer of Restricted Stock or Restricted Stock Units granted under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported transferee or assignee any interest or right therein whatsoever but immediately upon any such purported assignment or transfer, or any attempt to make the same, such Restricted Stock or Restricted Stock Units thereunder shall terminate and become of no further effect.

Article 11
General Provisions

          11.1 No Right to Continued Employment. No Employee or any other Person shall have any claim or right to be issued Restricted Stock or Restricted Stock Units under the Plan. Neither the adoption and maintenance of the Plan nor the granting of Restricted Stock or Restricted Stock Units pursuant to the Plan shall be deemed to constitute a contract of employment between the Corporation and any Employee or to be a condition of the employment of any Person. The Plan and any Restricted Stock or Restricted Stock Units granted under the Plan shall not confer upon any Participant any right with respect to continued employment by the Corporation, nor shall they interfere in any way with the right of the Corporation to terminate the employment of any Participant at any time, and for any reason, with or without cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of a Participant is and continues to be “at will.”

          11.2 Beneficiaries or Representatives of a Participant. The Compensation Committee’s determination of death or Disability and of the right of any Person other than a Participant under the Plan shall be conclusive. The Compensation Committee, in its discretion, may require from any Person, other than a Participant, such security and indemnity as the Compensation Committee, in its discretion, deems necessary or advisable.

          11.3 Elimination of Fractional Shares. If under any provision of the Plan that requires a computation of the number of shares of Common Stock the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.

          11.4 Inspection of Records. Copies of the Plan, records reflecting each Participant’s Awards, and any other documents and records that a Participant is entitled by law to inspect shall be open to inspection by the Participant and his duly authorized representative(s) at the office of the Corporation at any reasonable business hour.

          11.5 Word Meanings. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Plan as a whole and not merely to a subdivision in which such words appear unless the context othewise requires.

          11.6 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of the Plan as set forth in the text.

          11.7 Severability. Whenever possible, each provision in the Plan and all Awards granted under the Plan shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited or invalid under applicable law, then, (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions of the Plan and all other Awards at any time granted under the Plan shall remain in full force and effect.

          11.8 Compliance with Section 16(b) of the Securities Exchange Act. With respect to Reporting Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act and in all events the Plan shall be construed in accordance with Rule 16b-3. To the extent any provision of the Plan or action by the Compensation Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Compensation Committee. The Compensation Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or directors of the Corporation, subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants.

          11.9 Compliance with Code Section 162(m). This Plan is intended to comply with all applicable provisions of section 162(m) of the Code. To the extent any provision of the Plan or action by the Compensation Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Compensation Committee.

          11.10 Strict Construction. No rule of strict construction shall be implied against the Compensation Committee, the Corporation or any other Person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Compensation Committee.

          11.11 Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of New York and construed in accordance therewith.

Article 12
French Sub-Plan; For Individuals Who are French Resident Taxpayers and/or
Subject to the French Social Security Scheme in France

          All Awards granted under this Article 12 (also referred to as the “French Sub-Plan”) to an Employee who is a French resident taxpayer and/or subject to the French social security scheme in France shall comply with the terms of this French Sub-Plan. The purpose of the French Sub-Plan is to grant Restricted Stock Units (referred to as Restricted Stock Entitlements prior to February 1, 2009) to free share awards of the Corporation’s Common Stock that qualify for favorable income tax and social security tax treatment under French law. In the event any other provision of the Plan conflicts with a provision of this Article 12, the provision in Article 12 shall control with respect to any Award granted under Article 12. No other Award granted under the Plan shall be subject to the provisions of this Article 12.

          12.1 Definitions. The following terms shall have the following meanings for purposes of this French Sub-Plan:

          (a) “Award” means, individually or collectively, a grant of Restricted Stock Units (referred to as Restricted Stock Entitlements prior to February 1, 2009) under this Article 12 to Employees who are French resident taxpayers and/or subject to the French social security scheme in France.

(b) “Disability” means a physical or mental condition corresponding to the classification in the second or third categories laid down in Article L. 341-4 of the French Code de la Securite Sociale.

(c) “Holding Period” means a 2 year period following the applicable vesting date, during which the Employee may not sell his vested shares of Common

Stock in order to qualify for preferential income tax and social security treatment under French law.

          12.2 Eligibility. An Award under the French Sub-Plan may be granted only to an Employee who is a French resident taxpayer and/or subject to the French social security scheme in France.

          12.3 Limitation on Grants under the French Sub-Plan. Awards may not be granted to an Employee who holds more than 10% of the Corporation’s outstanding shares at the Date of Grant or an Employee who would hold more than 10% of the Corporation’s outstanding shares following the Award grant.

          12.4 Vesting Periods. Except in the case of the death or Disability of the Employee, each Award granted under the French Sub-Plan shall vest in accordance with the following schedule:

Completed Years of Employment From Date of Grant		Cumulative Vesting Percentage

1		0%
2		50%
3		75%
4	or more	100%

          A Participant shall be 100% vested in his Restricted Stock Units in the event his employment is terminated by reason of death or Disability. In the event of death or Disability, the Holding Period described in Section 12.5 will not apply but the black out restrictions on sale described in Section 12.6 will continue to apply.

          12.5 Holding Periods. Awards granted under the French Sub-Plan shall include a Holding Period of two (2) years following each vesting date of the Restricted Stock Units in order to qualify for special tax considerations under French law.

          12.6 Restrictions on Sale - Black Out Periods. Following the expiration of the Holding Period, Restricted Stock Units may not be sold:

(a) during the ten Business Days preceding and following the date on which the Corporation’s consolidated accounts, or the annual accounts, are made public; and

          (b) between (i) the date on which the directors and executive officers of the Corporation have knowledge of information which, if made public, could have a significant impact on the share price of the Common Stock; and (ii) the ten Business Days following the date on which this information has been made public.

          12.7 Restrictions on Transfer. Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any manner whatsoever.

          12.8 Other Compliance with French Tax Law. Awards granted under the French Sub-Plan must also comply with any other requirements set forth by the French tax administration in effect at the Date of Grant of such Awards.

          To record the adoption of the Plan, the Corporation has caused the execution hereof as of this 11th day of February, 2009.

SOTHEBY’S
a Delaware corporation

By:

Its: President and CEO